Exhibit 15


November 4, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 4, 2005 on our review of interim financial information of UniSource Energy Corporation (the Company) and Tucson Electric Power Company for the three and nine month periods ended September 30, 2005 and 2004 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2005 are incorporated by reference in its Registration Statement on Form S-8 (Nos.333-43765, 333-43767, 333-43769,
333-53309, 333-53333, 333-53337 and 333-99317), and on Form S-3 (Nos. 333-31043,
333-93769, 333-103392 and 333-126141).


Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP